Exhibit 99.1

Contact:

Joe Shiffler

Director, Investor Relations &

    Corp. Communications

Power Integrations, Inc.

(408) 414-8528

jshiffler@powerint.com

Power Integrations Receives Nasdaq Notice Regarding Delayed Filing of Form 10-K

SAN JOSE, Calif. – March 17, 2006 – Power Integrations today announced that it has received a Nasdaq Staff Determination stating that the company is not in compliance with Marketplace Rule 4310(c)(14) because it has not timely filed its report on Form 10-K for the year ended December 31, 2005 and, therefore, that its securities are subject to delisting from the Nasdaq National Market. The company disclosed on March 13, 2006 that its filing of Form 10-K for the year 2005 would be delayed to allow for the completion of an ongoing internal investigation of company practices related to stock-option grants to officers and directors, and related matters.

The company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Delisting will be stayed pending a decision by the hearing panel. There can be no assurance that the Panel will grant the company’s request for continued listing.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the company’s plans to request a hearing with Nasdaq and the potential outcomes of such a request. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include but are not limited to the timing of the company’s filing of Form 10-K for the year ended December 31, 2005, and the outcome of the internal investigation mentioned above. Additional risk factors associated with the company’s business are explained in the company’s most recent annual report on Form 10-K, filed with the SEC on March 16, 2005, and its quarterly report on Form 10-Q, filed on November 7, 2005. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. (Nasdaq: POWI) is the leading supplier of high-voltage analog integrated circuits used in power conversion. The company’s breakthrough integrated-circuit technology enables compact, energy-efficient power supplies in a wide range of electronic products, in both AC-DC and DC-DC applications. The company’s EcoSmart® energy-efficiency technology, which dramatically reduces energy waste, has saved consumers and businesses around the world more than an estimated $1.4 billion on their electricity bills since its introduction in 1998. For more information, visit the company’s website at www.powerint.com.

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